Pursuant to the resolution of the Board of Directors of Champion Enterprises, Inc. (the "Company") on December 3, 1996, the 1990 Nonqualified Stock Option Program (the "1990 Program") is amended as set forth below.

     1. Section 6(b) of the 1990 Program is amended and restated in its entirety effective November 1, 1996 to read as follows:

          (b) Grants under the Program consist of a right to purchase a designated number of shares of the Company's Common Stock at a purchase price of not less than $1.00 per share, to be exercised on or before 67 days after the date of grant. Subject to the full exercise of his full rights under the Program, a participant shall be granted a nonqualified stock option to purchase additional shares of the Company's Common Stock at fair market value. Fair market value for purposes of the Program is deemed to constitute the closing price of the Company's Common Stock on the New York Stock Exchange on the last business day preceding the date of grant, as reported in The Wall Street Journal. At the discretion of the Chief Executive Officer, a participant may receive a stand-alone option under the Program that is not granted in connection with, or predicated upon the exercise of, an initial right, granted hereunder. A stand-alone option may be granted with an exercise price below fair market value but not below 40% of fair market value, as determined above.

     2. Section 13 of the 1990 Program is amended and restated in its entirety effective November 1, 1996 to read as follows:

          13. Non-Assignability. No right or option shall be transferable by a participant except by will or the laws of descent and distribution. Further, no shares of Company Common Stock acquired under the Program shall be sold or otherwise transferred until the expiration of six months after the date of purchase; provided, however, that the six-month transfer restriction, or the remaining portion, as applicable, shall be waived in the event that a participant's employment is terminated by the Company due to the Company's June 1996 corporate reorganization, and the participant's employment termination occurs during such six-month period. Notwithstanding the foregoing, options granted on or after November 1, 1996 may be subject to a transfer restriction of up to 24 months, to be determined at the discretion of the Board, as specified in a participant's Agreement. During the lifetime of a participant, a right or option shall be exercised only by the participant. No transfer of a right or option by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will or such evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the right or option.


     This Fourth Amendment to the Company's 1990 Nonqualified
Stock Option Program is hereby executed on December    , 1996.


                         CHAMPION ENTERPRISES, INC.



                         By:
                              Walter R. Young, Jr.
                              Chairman, President and
                              Chief Executive Officer